Exhibit 10.45

July 28, 2008

Per Loof

1091 Hillsboro Mile

Hillsboro Beach,  FL  33062

Re:  Change in Control Severance Compensation Agreement

Dear Mr. Loof:

The board of directors (the “Board”) of KEMET Corporation (the “Company”) has determined that it is in the best interests of the Company and its shareholders to assure the continued dedication to the Company of senior management personnel, notwithstanding any possibility, threat or occurrence of a Change in Control of the Company (as defined below).  Accordingly, in order to encourage your continued attention and dedication to your assigned duties regardless of any such possibility, threat or occurrence, the Board has authorized the Company to enter into this “Change in Control Severance Compensation Agreement” (the “Agreement”) in order to provide you with certain compensation and other benefits in the event that your employment with the Company is terminated as a result of a Change in Control of the Company.

The terms and conditions of this Agreement are as follows:

1.        Term of the Agreement.  (A)  The Term of this Agreement shall commence on the date first set forth above and shall end on July 27, 2011; provided, that if a Change in Control of the Company shall have occurred prior to July 27, 2011, the Term of this Agreement shall end on the date that is the two year anniversary of the Change in Control.  In addition, the Term of this Agreement shall automatically end upon the occurrence of any of the following:

(i)       Your death or receipt of a Notice of Termination due to Disability;

(ii)      Your attainment of your Retirement Date; or

(iii)     A determination by the Board that you are no longer eligible to receive the benefits set forth in this Agreement and your receipt of notice of any such determination; provided, that such a determination shall have no effect if made after a Change in Control of the Company or as a result of negotiations occurring in connection with a Change in Control of the Company.

(B)     In the event of a Change in Control of the Company, subject to Paragraph 1(A), the Term of this Agreement shall be automatically extended to the earlier of:  (i) the date that is two (2) years from the date such Change in Control of the Company occurred; or (ii) the occurrence of an event described in Paragraph 1(A)(i) or 1(A)(ii) above.

2.        Change in Control of the Company.  For purposes of this Agreement, a “Change in Control of the Company” shall mean any of the following events:

(A)     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subparagraph (A), the following acquisitions shall not constitute a Change in Control of the Company:  (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subparagraph (C) below;

(B)     Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(C)     Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(D)     Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

3.        Termination of Employment Following Change in Control of the Company.

(A)     Termination.  If a Change in Control of the Company occurs, you shall be entitled, upon the subsequent termination of your employment with the Company (“Termination”), to the benefits described in Paragraph 4 below, unless such Termination is:  (i) by you other than for Good Reason; (ii) by the Company for Cause or because of your Disability; or (iii) because of your death or attainment of your Retirement Date.  Any Termination (except a Termination resulting from your death) shall be made by written Notice of Termination from the party initiating such Termination to the other party to this Agreement.

(B)     Notice of Termination.  A Notice of Termination shall mean a written document stating the specific provision in this Agreement upon which a Termination is based and otherwise setting forth the facts and circumstances which provide the basis for a Termination.

(C)     Date of Termination.  The Date of Termination shall mean:  (i) if the Termination occurs as a result of Disability, thirty (30) days after a Notice of Termination is given; (ii) if the Termination occurs for Good Reason, the date specified in the Notice of Termination; and (iii) if the Termination occurs for any other reason, the date on which the Notice of Termination is given.

(D)     Good Reason.  A Termination for Good Reason shall mean a Termination as a result of:

(i)       The assignment to you, without your express written consent, of any duties inconsistent with your position, duties, responsibilities and status with the Company immediately prior to a Change in Control of the Company, or a change in your titles or offices (if any) in effect immediately prior to a Change in Control of the Company, or any removal of you from, or any failure to reelect you to, any of such positions, except in connection with your Termination for Cause, death, Disability, or as a result of your attainment of your Retirement Date.

(ii)      A reduction by the Company in your base salary as in effect on the date hereof, or as the same may be increased from time to time thereafter;

(iii)     The failure of the Company to continue in effect any compensation, welfare or benefit plan in which you are participating at the time of a Change in Control of the Company, without substituting therefor plans providing you with substantially similar benefits at substantially the same cost to you; or the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits or increase the cost to you under any of such plans or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control of the Company;

(iv)     Any purported Termination for Cause or Disability without grounds therefor; or

(v)      The relocation of your primary work location to a location that is more than 20 miles from your primary work location immediately prior to the Change in Control of the Company.

(E)      Cause.  A Termination for Cause shall mean (i) a Termination as a result of the willful and continued failure by you for a significant period of time substantially to perform your duties with the Company (other than any such failure resulting from your Disability), after a demand for substantial performance is delivered to you in writing by the Board or its designate which specifically identifies the manner in which the Board or its designate believes that you have not substantially performed your duties, or (ii) the willful engaging by you in gross misconduct materially and demonstrably injurious to the Company.  No act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you, not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.  The burden for establishing the validity of any termination for Cause shall rest upon the Company.  No Termination shall be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in subclauses (i) or (ii) above, and specifying the particulars thereof in detail.

(F)      Disability.  A Disability shall mean that, as a result of your incapacity due to physical or mental illness, you shall have been unable to perform your duties with the Company for a period of six (6) months, and have no prospect of returning to employment with the Company within an additional six (6) months; provided, that the Company shall have made a reasonable accommodation of any such incapacity pursuant to, and shall otherwise have complied in all respects with, the provisions of the Americans with Disabilities Act of 1990.

(G)     Retirement Date.  Your “Retirement Date” shall mean the date on which you attain age 70-1/2, or the date you have informed the Company of your intentions to retire after you attain the age of fifty-five (55), but before the attainment of age 70-1/2.

4.        Benefits.  (A)  In the event of your Termination for any reason except those set forth in Paragraphs 3(A)(i), 3(A)(ii) and 3(A)(iii) above, the Company shall pay to you the following amounts in a lump sum payment on the Date of Termination:

(i)       An amount that is thirty-six (36) times the sum of (x) your monthly base salary at the rate in effect at the time a Notice of Termination is given and (y) the monthly amount of your annual target incentive bonus, determined by dividing the annual target incentive bonus by 12 for the year in which the Change of Control occurs.

(ii)      The Company shall maintain in full force and effect, for a period of thirty-six (36) months following your Date of Termination, all life insurance and medical insurance plans and programs (the “Company Programs”) in which you are entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the terms and provisions of such Company Programs.  In the event that your participation in any Company Program is not permitted under the terms and provisions thereof, the Company will use its reasonable best efforts to provide you with, or arrange coverage for you which is substantially similar to (including comparable terms), the coverage that you would have received under the applicable Company Program.  Notwithstanding the foregoing, the Company’s obligations under this Paragraph 4(A)(ii) shall terminate with respect to any Company Program on the date that you first become eligible, after your Date of Termination, for the same type of coverage under another employer’s plan.

(iii)     The Company shall pay all reasonable legal fees and expenses incurred by you as a result of your Termination (including all such reasonable fees and expenses, if any, incurred in contesting or disputing your Termination or in seeking to obtain or enforce any rights or benefits provided by this Agreement).

(iv)     The Company shall pay the costs of reasonable outplacement services until you are employed on a full-time basis, provided that payment by the Company of such costs shall not exceed $15,000.

(B)     Accelerated Vesting under 2004 Long Term Incentive Compensation Plan.  For any performance awards made after the date hereof under the Company’s 2004 Long Term Incentive Compensation Plan, in the event of a Change in Control of the Company, the vesting of such awards shall be accelerated to the next whole year following the date of the Change in Control, and shall be payable in an amount equal to the greater of (x) the actual performance of the Company through the date of the Change in Control compared to the Plan target, up to the maximum amount payable under the Plan and (y) the target amount payable under the Plan for such period.

(C)    No Mitigation Required.  You shall not be required to mitigate the amount of any payment provided for in this Paragraph 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Paragraph 4 be reduced by any compensation earned by you as a result of employment by another employer after the Date of Termination, or otherwise, except as specifically provided in Paragraph 4(A)(ii).

(D)     Section 409A Delay.  Notwithstanding the above and unless exempt under Proposed Treasury Regulation §1.409A-1(b)(9), if you are a “specified employee” within the meaning of Code §416(i) and Proposed Treasury Regulation §1.409A-1(i), no payments may be made under this Agreement before the date that is six months after the Termination (or, if earlier, the date of death of the specified employee).  In such case, all payments to which you are entitled during the first six months shall be accumulated and paid on the first date of the seventh month following Termination.

(E)      Section 280G  Payments.  If it is determined that any payments hereunder, either separately or in conjunction with any other payments, benefits and entitlements received by you hereunder, would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and thereby be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then in such event, the Company shall be obligated to pay to you promptly following such determination and upon notice thereof a “gross-up” payment in an amount equal to the amount of such Excise Tax, plus all federal and state income or other taxes with respect to the payment of the amount of such Excise Tax, including all such taxes (including any additional Excise Tax) with respect to any such gross-up payment.

5.        Miscellaneous.

(A)     Limitation of Effect.  This Agreement shall have no effect on any termination of your employment prior to a Change in Control of the Company, or upon any termination of your employment at any time as a result of your Disability, attainment of your Retirement Date, or death; and upon the occurrence of any such events, you shall receive only those benefits to which you would have been otherwise entitled prior to a Change in Control of the Company.

(B)     Successors.  (i)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place.  Failure of the Company to obtain such assumption or agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

(ii)      This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

(C)     Notice.  Notices provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States registered mail, return receipt requested, postage prepaid, to the respective addresses set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing, except that notices of change of address shall be effective only upon receipt by the other party.  All notices to the Company shall be directed to the attention of Larry McAdams, Vice President of Human Resources.

(D)     Modifications.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver, or discharge is agreed to in writing and is signed by you and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(E)      Interpretation.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of South Carolina.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

If you agree that the foregoing correctly sets forth the agreement between us, please sign the enclosed copy of this Agreement in the space indicated below and return it to the Company.

Very truly yours,
KEMET Corporation

By:	/s/ LARRY C. MCADAMS
Name:	Larry McAdams
Title:	Vice President, Human Resources

Agreed to as of the day and year first written above:

EMPLOYEE

/s/ PER LOOF
Per Loof

Dated as of
July 28, 2008